BAUM & COMPANY, P.A.
Certified Public Accountants
1515 University Drive, Suite 226
Coral Springs, Florida 33071

August 9, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Ladies and Gentlemen:

This letter will confirm that we reviewed Item 4.01 of the Form 8-K of Bio Solutions Manufacturing, Inc., dated August 4, 2006, captioned "Changes in Registrant's Certifying Accountant," and that we agree with the statements made therein as they relate to Baum & Company, P.A.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ BAUM & COMPANY, P.A.

BAUM & COMPANY, P.A.
Coral Springs, Florida
August 9, 2006